Exhibit 10.3

To: Adv. Eitan Shmueli

Pimi Agro Cleantech Ltd.

Kibbutz Alonim

28 September 2017

Re: Engagement Letter for Accounting Services

I enjoyed our meeting and am honored to hereby submit an offer of my services for services related to auditing and advisory services to Pimi Agro Cleantech Ltd. (“PIMI”) and Save Foods Inc. (“SAFO”), of which is quoted on the OTCQB Market. I am certain that our offices is capable of providing the personal, loyal and professional services that you desire.

Shlomo Zakai, CPA

Shlomo Zakai, CPA, is a certified accountant since 1998. Mr. Zakai has extensive experience in auditing, preparation of financial statements and consulting. He is experienced in providing advice to publicly traded companies in Israel and abroad, and is particularly experienced in matters related to US GAAP and IFRS. Mr. Zakai’s offices serve as account managers and financial officers for a number of companies and provide services in matters of implementing control reports and Sarbanes Oxley, specifically for Israeli public companies that are traded in Israel and on Nasdaq.

Mr. Zakai’s office was formed in 2000 by Mr. Zakai, and had a stated purpose of providing a variety of financial services to customers of various sizes through methods and an approach that places an emphasis on availability and accessability, quality and professionalism, and without compromise. Mr. Zakai’s office offers services of managing accounts also to private companies as well as public companies.

Mr. Zakai’s office staff includes accountants, interns and account managers with extensive experience in the required areas of practice.

Company Activities

As was discussed during our meeting, the company at issue develop and sell chemicals that are designed to extend the shelf life of vegetables and fruits. The company is interested in expanding its scope of activity and, to such end, is interested in raising capital.

The Required Services and Fees:

Services		Fee (excluding VAT)
●	Auditing financial statements and income tax reports for year-end 2016 per income tax laws in Israel for Pimi.	NIS 13,000 (pre-approved)

●	Preparation of English report per US GAAP for consolidated statements for SAFO.

●	Preparation of report to be submitted to OTCQB for SAFO per method of Alternative Reporting for December 31, 2016, which will include Pimi results for December 31, 2016, as discussed in previous clause.	NIS 6,000

●	Manage monthly accounting services on an ongoing basis in USD and NIS. Includes preparation of and issuance of receipts to customers and assistance in managing payments with suppliers.	NIS 2,500 per month.

○	Manage account with ZOOM, in cloud service that allows users to watch in real time the findings of the accounting staff. The company will pay for the monthly fees related to software.
○	Accounts payable for up to five employees.
○	Determine work structure that will ensure capable work product.
○	Products will be passed to the company on a bi-weekly basis.

●	Accounting System Restoration for 2017 - Bookkeeping material is currently fed to the Accounting System and NIS only. Manually transfer all of the bookkeeping operations of 2017 to September 30, 2017.	NIS 6,000

●	Bookkeeping and account management services include:

○	Supervising account management of the company.	Phase A – fee is per hour with average fee set at NIS 170 NIS per hour.
○	Preparation of financial reports required on a quarterly basis/annual basis to the SEC and assistance in audit reports for the company.	Phase B – Following six months of work, reassessment of scope of services and hours worked, and renegotiated per budget.
○	Development of budget and forecasts as may be required.

Comments

I am confident that our offices can provide you with the personal, quality-driven and dedicated services that will best assist the company.

I would be happy to answer any additional questions or clarify any of the aforementioned.

Regards,

Shlomo Zakai, CPA

Signed by:

/s/ Shlomo Zakai